United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

BK Technologies Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-32644
(State or other jurisdiction of incorporation or organization)	(Commission File Number)

7100 Technology Drive West Melbourne, FL	32904
(Address of principal executive offices)	(Zip Code)

  Scott A. Malmanger

  (321) 451-2366

  (Name and telephone number, including area code, of the   person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2021.

Section 1 - Conflict Minerals Disclosure

Item 1.01  Conflict Minerals Disclosure and Report

A Conflict Minerals Report is provided as an exhibit to this Form SD and is publicly available at the following Internet website: https://www.bktechnologies.com/investor-relations/.  The content of any website referred to in this Form SD, including any exhibit hereto, is included for general information only and is not incorporated by reference in this Form SD.

Item 1.02  Exhibit

A copy of the Conflict Minerals Report of BK Technologies Corporation for the calendar year ended December 31, 2022 is provided as Exhibit 1.01 to this Form SD.

Section 2 - Resource Extraction Issuer Disclosure

Item 2.01  Resource Extraction Issuer Disclosure and Report

Not applicable.

Section 3 - Exhibits

Item 3.01 - Exhibits

Exhibit 1.01 – Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

BK TECHNOLOGIES CORPORATION
(Registrant)

By:	/s/ Scott A. Malmanger	Date: May 30, 2023
Name: Scott A. Malmanger Title: Chief Financial Officer

3